EXHIBIT 99.1

Investor Contact:	Media Contact:
Raj Mehan	Jeanine Hill
Investor Relations	Communications
(616) 698-4734	(616) 698-3765

STEELCASE UPDATES THIRD QUARTER AND FULL YEAR EARNINGS OUTLOOK

GRAND RAPIDS, Michigan—(BUSINESS WIRE)—October 24, 2003—Steelcase Inc. (NYSE: SCS) today updated its third quarter and full year earnings outlook.

Steelcase has reduced its expectations for North America second half shipments by 5 percent. The company had previously anticipated a gradual strengthening in orders over the second half of the year. Although the outlook remains uncertain, actual order rates have been flat through mid-October, and BIFMA has recently reduced its calendar 2004 shipment estimates for the industry. The company has also reduced expectations for North America operating income to reflect the lower sales forecast, and ongoing inefficiencies related to plant consolidations.

Steelcase has increased its expectations for International second half shipments by more than 10 percent. However, the company has not changed its International operating income estimate, because the expected sales increase is primarily due to favorable currency translation, which will have little impact to operating income.

The company now expects to report a third quarter loss of $(0.05) to $(0.10) per share, including $(5.0) to $(7.0) million of pre-tax restructuring charges. The company expects third quarter sales to be consistent with second quarter levels.

Steelcase is aggressively implementing its plan to improve its cost structure, and is making faster than expected progress on rationalization initiatives in North America and International. Restructuring charges previously expected in early fiscal 2005 are now expected to occur in the fourth quarter. With the combination of reduced North America shipments and higher restructuring charges, the company expects to report a fourth quarter loss of $(0.06) to $(0.11) per share, including $(15.0) to $(20.0) million of pre-tax charges.

For the full year, Steelcase expects to report a loss of $(0.10) to $(0.15) per share.

The company’s balance sheet remains strong with current cash balances and debt levels comparable to the end of the second quarter. The company expects to continue to comply with all debt covenants.

About Steelcase Inc.

Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes interior architectural products, furniture systems, technology products, seating, lighting, storage and related products and services. Fiscal 2003 revenue was approximately $2.6 billion. Steelcase Inc. and its subsidiaries have dealers in more than 900 locations, manufacturing facilities in over 50 locations and approximately 16,000 employees around the world. The company’s Class A Common Stock trades on the NYSE under the symbol SCS.

Forward-looking Statements

From time to time, in written reports and oral statements, the company discusses its expectations regarding future performance. For example, certain portions of this release contain various “forward-looking statements.” Such statements involve certain risks and uncertainties that could cause actual results to vary. The company’s performance may differ materially from that contemplated by forward-looking statements for a variety of reasons, including, but not limited to: competitive and general economic conditions and uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials; competitive pricing pressure; pricing changes by the company or its competitors; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers or dealers (including changes in their ability to pay amounts owed to the company); changes in relationships with customers, suppliers, employees and dealers; product (sales) mix; the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company’s manufacturing processes; the ability of the company to effectively cull products; possible acquisitions or divestitures by the company; the company’s ability to reduce costs, including ramp-up costs associated with new products and to improve margins on new products; the impact of workforce reductions (including elimination of temporary workers, hourly layoffs, early retirement programs and salaried workforce reductions); the company’s ability to successfully integrate acquired businesses, initiate and manage alliances and increased global sourcing, transition production of products or components from one of its manufacturing facilities to another or to third parties as a result of production rationalization, implement technology initiatives and migrate to a less vertically integrated manufacturing model; changes in business strategies and decisions; and other risks detailed in the company’s Form 10-K for the year ended February 28, 2003 and other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.